Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Clear-Lite Holdings, Inc. of our report dated November 13, 2009, as restated on February 8, 2010, on the financial statements of Clear-Lite Holdings, Inc. for the period ended July 31, 2009 (consolidated) (restated) and the year ended December 31, 2008, included in Form 10-K/A of Clear-Lite Holdings, Inc. filed on February 10, 2010.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
August 24, 2010

551 NW 77th Street Suite 201 ●  Boca Raton, FL33487
Phone: (561) 864-4444  ●  Fax: (561) 892-3715
www.bermancpas.com  ●  info@bermancpas.com
Registered with the PCAOB  ●  Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member of Florida Institute of Certified Public Accountants